Exhibit 99.1
October 9, 2009
To our Stockholders:
          At a meeting of our board of directors (the “Board”) on October 7, 2008, the Board authorized us to suspend sales of shares of our common stock under our current plan of distribution with regard to our best efforts offering of securities. This suspension includes sales pursuant to the Company’s distribution reinvestment plan (the “DRP”), which has allowed you to have cash otherwise distributable to you reinvested in shares of our common stock. There are a number of reasons for this action. Among them are:
•	Our capital raising has been very slow, making diversification, efficiency of fund raising and marketing costs as well as economies of scale very challenging.

•	Class “A” properties are not being sold by sellers because there is a strong flight to quality.

•	Financing for real estate has become extremely difficult and this makes accretive investments difficult.
          AmREIT and its predecessors have weathered many financial storms in the past. As the founder and chairman of this company and a client with my own assets here at AmREIT, I feel positive about our long term future. But having lived through market downturns like this before, I do believe strong, courageous action is and will be necessary. We will be continuing to communicate with you as we decide what next steps will allow our investors to succeed during these difficult times.
          This letter serves as written notice that sales pursuant to our DRP will be suspended. In accordance with the terms of the DRP, such suspension will become effective ten days after you receive this letter. Following effectiveness of the termination of the DRP, any subsequent distributions payable to stockholders will be made in cash.
          Please contact us if you would like additional insight or help by calling 713-850-1400 and speaking to Chad Braun, our Chief Financial Officer at extension 24, myself at extension 14 or our investors services group at extension 51.

Sincerely,
/s/ H. Kerr Taylor
H. Kerr Taylor
President, Chairman and Chief Executive Officer